Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

November 21, 2019 Packaging Corporation of America 1 North Field Court Lake Forest, Illinois 60045 Re: Registration Statement on Form S-3 Ladies and Gentlemen:

We have acted as special counsel to Packaging Corporation of America, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (Registration No. 333-221917), including the prospectus constituting a part thereof, dated December 6, 2017, and the final supplement to the prospectus, dated November 18, 2019 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of 3.000% Senior Notes due 2029 (the “2029 Notes”) and $400,000,000 aggregate principal amount of 4.050% Senior Notes due 2049 (the “2049 Notes,” and together with the 2029 Notes, the “Securities”). The Securities will be issued pursuant to an Indenture, dated as of July 21, 2003, between the Company and U.S. Bank National Association, as trustee, as supplemented by an officers’ certificate (collectively, the “Indenture”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that the Securities, when duly executed and delivered and authenticated in accordance with the Indenture and when payment therefor is received, will have been duly issued and will constitute valid and binding obligations of the Company, enforceable against the

Packaging Corporation of America

November 21, 2019

Company in accordance with their terms, except as (a) enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (b) the enforcement of provisions imposing liquidated damages, penalties or an increase in the interest rate upon the occurrence of certain events may be limited in certain circumstances.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K as Exhibit 5.1 thereto and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished in connection with the filing of a Current Report on Form 8-K and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP